EXHIBIT 2.2


                        TECHNOLOGY LICENSE AGREEMENT


        This Technology License Agreement (this "Agreement") is made and entered into effective as of ____________, 1997 (the "Effective Date") between Sun Microsystems, Inc., a Delaware corporation having its principal executive offices located at 2550 Garcia Avenue, Mountain View, California 94043-1100 ("Sun") and Encore Computer Corporation, a Delaware corporation having its principal executive offices located at 6901 West Sunrise Boulevard, Ft. Lauderdale, Florida 33313-4499 ("Encore").


                                  RECITALS

        A. Concurrently herewith the parties hereto are consummating the sale from Encore to Sun and Sun Microsystems International, B.V. ("SMIBV") of certain assets of Encore pursuant to an Asset Purchase Agreement dated July ___, 1997. In order to continue to conduct certain aspects of its business related to real-time systems not being acquired by Sun and SMIBV under such Asset Purchase Agreement, Encore requires a limited license back from Sun to use, copy and modify certain intangible and intellectual property assets acquired by Sun and SMIBV for certain limited purposes, subject to the terms, conditions and restrictions contained herein.

        B. It is a condition to Encore's obligation to consummate the sale of the foregoing assets to Sun under the Asset Purchase Agreement that Sun enter into this Agreement.

        NOW, THEREFORE, in consideration of the facts recited above and the mutual agreements set forth herein, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

        As used in this Agreement, the following terms will have the following meanings:

        1.1 "Asset Purchase Agreement" means the Asset Purchase Agreement dated July ___, 1997 being executed among Sun, SMIBV, and Encore.

        1.2 "Change of Control" means (a) a merger or consolidation of Encore with or into any other corporation or entity; or (b) any other transaction in which the shareholders of Encore immediately prior to such transaction cease to own a majority of the voting power of Encore or of the surviving or acquiring corporation or entity immediately after such transaction; or (c) a sale, transfer or lease of all or substantially all of Encore's assets (other than any of the foregoing effected with or to Sun or any of Sun's affiliates). A Change of Control will be deemed to have occurred at such time as Encore enters into any agreement with any person or entity requiring Encore to take any steps to consummate or seek the consummation of a Change of Control.

        1.3 "Confidential Information" means (a) the Licensed Materials, (b) any and all information that is disclosed by Sun to Encore orally, electronically, visually or in a document or other tangible form, which is either identified as or should be reasonably understood to be confidential and/or proprietary information of Sun or its licensors, (c) any notes, extracts, analyses, or materials prepared by Encore that are copies of or derived from the Confidential Information or from which the substance of the Confidential Information can be inferred or otherwise perceived or understood; provided however, that "Confidential Information" does not include information Encore received from Sun that Encore can clearly establish by written evidence (i) is or becomes known by Encore without any obligation to maintain its confidentiality (except that no Licensed Materials shall be excluded from the definition of Confidential Information by virtue of any of Encore's pre-existing knowledge of such Licensed Materials that was gained prior to the Effective Date of this Agreement); (ii) is or becomes generally known to the public through no act or omission of Encore or of any person, firm or corporation having authority to act for Encore or for any customer of Encore; or (iii) is independently developed by Encore without use of or reference to any Confidential Information.

        1.4 "Derivative Work" means: (a) for copyrightable or copyrighted material (including materials subject to mask work rights), a work which is based upon one or more pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; (b) for patentable or patented materials, any adaptation, addition, improvement, or combination thereof; and (c) for material subject to trade secret protection, any new material, information or data relating to and derived from such existing trade secret material, including new material which may be protectable by copyright, patent or other proprietary rights.

        1.5 "Encore Derivative Works" means Derivative Works based upon the Licensed Materials created by or on behalf of Encore and which are owned by or licensable by Encore.

        1.6 "Intellectual Property Rights" means, collectively, all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof; (ii) rights associated with works of authorship (including without limitation audiovisual works), including without limitation copyrights, copyright applications and copyright registrations, moral rights, mask work rights, mask work applications and mask work registrations; (iii) rights in trade secrets (including without limitation rights in industrial property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information), and all rights relating to the protection of the same; and and (iv) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property; but specifically excluding trademarks, service marks, trade dress, and trade names.

        1.7 "Licensed Materials" means, collectively, any and all of the following items associated with, related to or used in connection with Encore's Storage Products Business which were sold, assigned, transfered, conveyed and delivered to Sun and SMIBV pursuant to the Asset Purchase Agreement as of the Effective Date: software (in both source code and binary code form), designs, plans, schematics, drawings, blueprints, technical information, specifications, manufacturing plans or instructions, ideas, concepts, inventions, discoveries, processes, procedures, methodologies, and know-how. Licensed Materials does not include any Derivative Works created by or on behalf of Sun after the Effective Date of this Agreement.

        1.8 "Real Time Products" means, collectively, Real Time Systems and any software, hardware, or components which comprise or are designed for use in or for the design and/or testing of Real Time Systems. Real Time Products specifically excludes any Storage Products.

        1.9 "Real Time Systems" means computer systems, which may include an incidental amount of storage capacity, in which the computer is required to perform its tasks within the time constraints of some process, or simultaneously with a system it is assisting, so as to be capable of intervening appropriately and in real time in such process or with respect to the assisted system.

        1.10 "Storage Products" means (i) mechanisms, devices or functional units into which data can be placed and retained and from which data can be retrieved, and (ii) any software, hardware or components which comprise or are designed for use in or in conjunction with the operation of any of the items listed in the preceding clause (i).

        1.11 "Storage Products Business" means Sun's business of developing, manufacturing, marketing, licensing, distributing, using, operating, servicing or otherwise using or commercially exploiting all or any aspect of any or all of the Storage Products.

        1.12 "Sublicensee" means any third party customer of Encore who is the recipient of a sublicense granted by Encore pursuant to the provisions of clauses (i) or (ii) in Section 3.1(b) below.

        1.13 "Sun Trademarks" means all names, marks, logos, designs, trade dress and other brand designations used by Sun in connection with Sun products and services.


                                  ARTICLE II

                                  OWNERSHIP

        2.1 Ownership of Confidential Information. Encore acknowledges and agrees that Sun is the sole and exclusive owner of all right, title and interest in and to the Confidential Information and all associated Intellectual Property Rights. Encore agrees that it will acquire no interests under this Agreement in or to any Confidential Information or any Intellectual Property Rights therein, other than the limited license interests specifically granted to Encore under this Agreement.

        2.2 No Limitations on Sun Use. Nothing in this Agreement shall be construed to limit or restrict, in any way or manner, any right of Sun to encumber, transfer, license, sublicense, assign, transfer, access, reference, market, distribute, use, sell, commercially exploit or otherwise practice all or any part of the Confidential Information in any way or for any purpose whatsoever, including without limitation the use, licensing, and/or registration of the Confidential Information anywhere in the world for any purpose or use in connection with the development, manufacture, distribution, marketing, promotion and/or sale of any product or service.


                               ARTICLE III

                            GRANT OF LICENSES

        3.1 License Grant to Encore. Subject to all of the terms, limitations and conditions of this Agreement, Sun hereby grants to Encore a non-exclusive, non-transferable (except as otherwise permitted under Section 9.11 below), royalty-free, paid-up license under any Intellectual Property Rights in the Licensed Materials:

                (a) To internally use, modify, copy, and create Encore Derivative Works based upon the Licensed Materials solely for the purpose of the design, manufacture, marketing, distribution, sale, licensing, installation, support, repair, and maintenance of Real Time Products of Encore and for no other purpose; and

                (b) To sublicense Sublicensees of Encore (i) to manufacture, market, distribute, sell, license, install, support, repair, and maintain Real Time Products of Encore created within the scope of the license rights set forth in Section 3.1(a) above, under either Encore's brand name(s) or under the brand name(s) of such Sublicensees; (ii) to incorporate such Real Time Products of Encore in unmodified form only into Real Time Products of such Sublicensees ("Sublicensee Real Time Products"), and to manufacture, market, distribute, sell, license, install, support, repair, and maintain such Sublicensee Real Time Products under the brand name(s) of such Sublicensees; and/or (iii) to further sublicense customers of such Sublicensees to do any of the activities set forth in the preceding clauses (i) and (ii), provided, however, that no such further sublicense shall grant any rights to use any source code for any of the Licensed Materials, nor shall any Sublicensee disclose such source code to any further sublicensee, without the advance written permission of Sun, which Sun shall be free to grant or deny in its sole discretion. Except as expressly set forth in clause (iii) of the preceding sentence, Sublicensees of Encore shall have no right to further sublicense any of the rights sublicensed to them pursuant to this Section 3.1(b), to create Derivative Works based upon the Licensed Materials or upon any Real Time Products of Encore, or to sublicense others to create such Derivative Works. As a condition to the right to grant sublicenses set forth in this Section 3.1(b), Encore shall give Sun prompt written notice of any such sublicense granted by Encore, identifying the name of the recipient of such sublicense and summarizing the nature and scope of the sublicense granted.

        3.2 Restrictions on Licenses to Encore. Encore acknowledges and agrees that it may not disclose any of the Licensed Materials to anyone except to the extent necessary to exercise Encore's license rights hereunder. Encore may not use the Licensed Materials or any portion thereof in any manner not expressly authorized by this Agreement, including but not limited to use in the design, manufacture, marketing, distribution, sale, licensing, installation, support, repair, and maintenance of Storage Products or use in any way competitive with Sun's Storage Products Business as it may exist as of the Effective Date or at any time in the future.

        3.3 No Other Rights to Encore. Encore acknowledges and agrees that Sun and its licensors reserve and retain all rights in the Licensed Materials and other Confidential Information not expressly granted to Encore under this Agreement. Other than the limited license rights granted in this Agreement, Encore acquires no right, title, interest or other right in or to any of the Licensed Materials or any other Confidential Information.

        3.4 Licenses Back to Sun for Derivative Works.

                (a) License from Encore and Supply of Encore Derivative Works. Encore hereby grants and agrees to grant to Sun a non-exclusive, non-terminable, royalty-free, paid-up license under any Intellectual Property Rights in any Encore Derivative Works to use, modify, copy, and create Derivative Works based upon the Encore Derivative Works for any purpose whatsoever other than the design, manufacture, marketing, distribution, sale, licensing, installation, support, repair, and maintenance of Real Time Products. Encore agrees to supply to Sun one (1) copy of each Encore Derivative Work promptly upon its creation, together with accompanying documentation for the same (including but not limited to commented source code) sufficient to enable Sun to exercise the rights with respect to such Encore Derivative Work set forth in the preceding sentence.

                (b) Removal of Restrictions With Respect to Real Time Products. In the event that this Agreement is terminated by Sun for breach or in the event that Encore transfers ownership of any Encore Derivative Works to any third party, then the restrictions on Sun's license rights set forth in Sections 3.4(a) above shall automatically become null and void and Sun shall be entitled to exercise such license rights without restriction of any kind.

        3.5 No Obligation to Supply Enhancements or Support. Neither Sun, SVIB, nor any of their licensors will have any obligation whatsoever to provide any updates, upgrades, enhancements, or improvements to any of the Licensed Materials, or to provide support or maintenance, including bug fixes and training, with respect to any of the Licensed Materials. Encore will have no obligation whatsoever to provide any support or maintenance, including bug fixes and training, with respect to any Encore Derivative Works.


                                ARTICLE IV

                              CONFIDENTIALITY

        4.1 Confidentiality Obligations. Encore agrees that it shall, and it shall cause each Sublicensee to agree to, hold the Licensed Materials and any other Confidential Information in confidence and not to use the Licensed Materials except as expressly permitted under this Agreement. Encore and its Sublicensees shall not disclose any Confidential Information to any third party and shall protect and treat all Confidential Information so as to maintain its confidential status with the same degree of care as each uses to protect its own confidential information of like importance, but in no event less than reasonable care. Except as expressly permitted in Article III or for backup or archival purposes, Encore agrees, and shall cause its Sublicensees to agree, not to use, make or have made any copies of Confidential Information, in whole or in part, without the prior written authorization of Sun. Encore agrees, and shall cause its Sublicensees to agree, to disclose Confidential Information only to their respective employees who require access to the same for purposes of exercising the license rights granted under Article III of this Agreement. Encore agrees, and shall cause its Sublicensees to agree, to notify and inform such employees of the limitations, duties and obligations regarding use, access to and nondisclosure of Confidential Information and to obtain or have obtained their employees' agreements to comply with such limitations, duties and obligations. Encore agrees, and shall cause its Sublicensees to agree, to provide notice to Sun immediately after learning of or having reason to suspect a breach of any of the proprietary restrictions set forth in this Article IV. In the event that Encore or one of its Sublicensees is required to disclose any Confidential Information pursuant to law, Encore agrees, and shall cause its Sublicensees to agree, to first notify Sun of the required disclosure with sufficient time to seek relief, to cooperate with Sun in taking appropriate protective measures, and to make such disclosure in a fashion that maximizes protection and minimizes disclosure of Confidential Information. This Article IV will not affect any other confidential disclosure agreement between the parties.

        4.2 Injunctive Relief. Encore acknowledges and agrees that the Confidential Information constitutes a unique and proprietary asset of Sun and Encore acknowledges that the unauthorized use or disclosure of the Confidential Information would cause substantial harm and injury to Sun, the extent of which cannot be readily ascertained and which cannot be remedied by the payment of monetary damages alone. Accordingly, Encore agrees that Sun will be entitled to preliminary and permanent injunctive relief and other equitable relief for any breach of this Article IV or any other breach by Encore of this Agreement.


                               ARTICLE V

                         TERM AND TERMINATION

        5.1 Term. The licenses to the Licensed Materials granted herein shall continue in effect until this Agreement is terminated in accordance with this
Article V.

        5.2 Termination by Sun. Sun may immediately terminate this Agreement and all licenses and rights granted to Encore hereunder in the event that: (a) Encore or any of its Sublicensees materially breaches any of the obligations or restrictions contained in this Agreement and fails to cure such breach within thirty (30) days after Sun gives Encore or such Sublicensee written notice of such breach; (b) Encore or any of its Sublicensees takes any action in derogation of the rights of Sun to the Licensed Materials, (c) the Licensed Materials, or any portion thereof, becomes, or in Sun's reasonable opinion is likely to become, the subject of a claim of infringement of a patent, trade secret, copyright, mask right or other Intellectual Property Right, or (d) Encore undergoes or suffers a Change of Control (except in the case in which Sun elects to permit assignment of this Agreement in connection with such Change of Control pursuant to Section 9.11 below).

        5.3 Insolvency. In the event that Encore becomes insolvent or the subject of a voluntary or involuntary bankruptcy case or proceeding, then Sun may at its sole option and in its sole discretion terminate the licenses granted under Article III, and terminate this Agreement immediately upon written notice to Encore.

        5.4 Obligations on Termination. Upon termination of Encore's licenses or this Agreement, Encore shall immediately discontinue all use of the Licensed Materials and the licenses and rights granted hereunder shall terminate. Within thirty (30) days after such termination, Encore shall deliver and return to Sun, and shall cause all of its Sublicensees to deliver and return to Sun, F.O.B. Sun's facilities, all Licensed Materials and all Derivative Works based thereon, including any and all copies of any of the foregoing.

        5.5 Survival. The provisions of Article II, Article IV, Article V,
Article VI, Article VIII, Article IX, and Sections 3.4 and 3.5 hereof shall survive termination of this Agreement for any reason.


                               ARTICLE VI

        DISCLAIMER OF ALL WARRANTIES AND SUPPORT OBLIGATIONS

        6.1 Disclaimer of All Warranties. ENCORE ACKNOWLEDGES AND AGREES THAT ALL LICENSED MATERIALS LICENSED BY SUN UNDER THIS AGREEMENT ARE PROVIDED BY SUN "AS IS" AND WITHOUT WARRANTY OF ANY KIND. SUN HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY LICENSED MATERIALS, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. IN PARTICULAR, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS ANY WARRANTY OR REPRESENTATION BY SUN THAT THE LICENSED MATERIALS WILL BE ERROR-FREE OR WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. SUN HEREBY EXPRESSLY DISCLAIMS AND SHALL NOT BE RESPONSIBLE FOR ANY LIABILITY ARISING AS A RESULT OF OR IN CONNECTION WITH ANY CLAIM, SUIT OR PROCEEDING ALLEGING: (A) THAT THE LICENSED MATERIALS CONTAIN ANY BUGS OR ERRORS OF ANY KIND; OR (B) THAT THE USE OF ANY LICENSED MATERIALS INFRINGES THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. No agent of Sun is authorized to make or incur any warranty obligations on behalf of Sun or to modify the limitations and disclaimers set forth in this Section 6.1.

        6.2 Restriction on Aircraft, Nuclear and Other Applications. None of the Licensed Materials is designed or intended for use in the control of aircraft or other aeronautic craft (including space flight), air traffic control, aircraft navigation or aircraft communications; or in the design, construction, operation or maintenance of any nuclear facility. Without limiting or modifying the foregoing disclaimers of warranties, Sun disclaims any express or implied warranty of fitness for such uses. As a condition of being granted the license rights granted to it hereunder, Encore agrees and represents that it will not use any Licensed Materials for any of the purposes described in this Section.

        6.3 Responsibility for Backup. Encore and its Sublicensees shall have the sole responsibility for taking steps to protect and backup or archive their data and/or equipment used with any of the Licensed Materials and Encore agrees, and shall cause its Sublicensees to agree, not to make any claim of any kind against Sun for lost data, re-run time, inaccurate output, work delays, or lost profits resulting from the use of any of the Licensed Materials or any portion thereof.


                               ARTICLE VII

                    COPYRIGHT AND PROPRIETARY NOTICES

        7.1 Included Notices. In the exercise of the rights and licenses granted in this Agreement Encore agrees, and shall cause its Sublicensees to agree, to retain, reproduce and apply any copyright notices and/or other proprietary rights notices included on or embedded in the Licensed Materials by Sun on all copies, in whole or in part, in any form of the Licensed Materials and in any Encore Derivative Works. In addition, Encore shall comply, and shall cause its Sublicensees to comply, with all reasonable requests by Sun to include copyright and/or other proprietary rights notices on any part of the Licensed Materials.

        7.2 Trademarks, Logos and Product Designs. Neither Encore nor any of its Sublicensees is granted any right, title or license to, or interest in, any Sun Trademarks. Encore acknowledges Sun's rights in Sun Trademarks and acknowledges and agrees Encore is not being granted any license or other right or interest in or to any Sun Trademark under this Agreement. Encore agrees, and will cause its Sublicensees to agree, not to (a) challenge Sun's ownership or use of, (b) register, or (c) infringe, any Sun Trademarks, nor shall Encore incorporate any Sun Trademarks into Encore's trademarks, service marks, company names, internet addresses, domain names, brand names or similar designations. If Encore or any of its Sublicensees acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately and at no expense to Sun assign, and cause its Sublicensees to assign, all such rights to Sun along with any associated goodwill, applications and/or registrations.


                              ARTICLE  VIII

                   LIMITATION OF LIABILITY; INDEMNITY

        8.1 Limitation of Liability. INASMUCH AS ENCORE IS NOT BEING CHARGED ANY LICENSE FEES FOR THE LICENSES AND OTHER RIGHTS GRANTED UNDER THIS AGREEMENT, AND GIVEN ENCORE'S PRIOR FAMILIARITY WITH THE LICENSED MATERIALS, ENCORE AGREES THAT SUN SHALL HAVE NO LIABILITY TO ENCORE WHATSOEVER UNDER THIS AGREEMENT. IN NO EVENT SHALL SUN BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH OR ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS, REVENUE, PROFITS, USE, DATA OR OTHER ECONOMIC BENEFIT OR ADVANTAGE), HOWEVER ARISING, WHETHER FOR BREACH OF THIS CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), EVEN IF SUN HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE FOREGOING LIMITATION OF LIABILITY SHALL BE EFFECTIVE AND SUCH DAMAGES SHALL BE EXCLUDED, EVEN IF ANY REMEDY PROVIDED FOR HEREIN FAILS OF ITS ESSENTIAL PURPOSE.

        8.2 Indemnity by Encore. Inasmuch as Encore is not being charged any license fees for the licenses and other rights granted to it under this Agreement, and given Encore's prior familiarity with the Licensed Materials, Sun is unwilling to incur any liability with respect to any actions taken by Encore or its Sublicensees pursuant to this Agreement or in connection with the Licensed Materials. Accordingly, as a material inducement and consideration for Sun to enter into this Agreement, Encore hereby agrees to indemnify and hold Sun and all of its past, present or future affiliates, subsidiaries, parents, officers, directors, shareholders, employees and agents harmless from and against any and all loss, liabilities, damages, costs and expenses whatsoever (including without limitation reasonable attorneys' fees) arising in any manner and at any time from any use, modification or reproduction by Encore and/or any of its affiliates, licensees or Sublicensees of any Licensed Materials, whether or not such use, modification or reproduction is authorized by this Agreement.


                                 ARTICLE IX

                                GENERAL TERMS

        9.1 Governing Law and Jurisdiction. This Agreement shall be governed by the internal laws of the State of California without regard to or application of choice of law rules or principles. Any disputes arising under this Agreement will be brought in the federal or state courts of the Northern District of California. Encore agrees to be subject to the jurisdiction and venue of such courts.

        9.2 Relationship of the Parties. The relationship of the parties to this Agreement is solely that of independent contractors, and the parties hereto are not partners, joint venturers or agents of the other.

        9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the addresses listed in Exhibit A (or at such other address for a party as shall be specified by like notice).

        9.4 Waiver; Modification. This Agreement may not be changed, amended or modified in any manner without the written consent of each party hereto. No party shall be deemed to have waived any of its rights under this Agreement unless its waiver is signed by such party in writing. The waiver by any party of any default or breach of this Agreement will not constitute a waiver of any other or subsequent default or breach.

        9.5 Compliance with Law. Encore agrees to comply fully with all relevant laws in its exercise of any rights granted to it herein.

        9.6 Government Rights. If Encore or any of its Sublicensees ever provides any Licensed Materials in the form of software to the U.S. Government, Encore will ensure that the U.S. Government's use, duplication or disclosure of such software will be subject to restrictions of FAR 12.212(a)(1995), FAR 52.227-14 (ALT III) and FAR 52.227-19, or DFARS 252.227-7013(c)(1)(ii) (OCT
1988) and DFARS 227.7202-1(a) and 227.7202-3(a) (1995), as applicable.

        9.7 Third Party Beneficiaries. SMIBV shall be a third party beneficiary of this Agreement and have the right to enforce this Agreement to protect its rights in the Licensed Materials. Except as expressly stated herein, this Agreement is made for the benefit of the parties hereto, and not for the benefit of any third parties.

        9.8 Headings. The headings used herein are for reference only and shall not be considered as substantive parts of this Agreement.

        9.9 Construction. This Agreement has been negotiated by the parties, each of which has been represented by counsel. This Agreement will be fairly interpreted in accordance with its terms, without any strict construction in favor of or against either party.

        9.10 Provisions Found Invalid. If any term or provision of this Agreement is found to be invalid under any applicable statute or rule of law then, that provision notwithstanding, this Agreement shall remain in full force and effect and such provision shall be enforced to the greatest extent possible.

        9.11 Restriction on Assignment. The parties agree that Encore may not assign this Agreement or any of the licenses granted to it under Article III hereof, whether expressly, by operation of law or otherwise, without the express advance written consent of Sun, and any attempt to assign this Agreement or any of the rights or licenses hereunder without such advance written consent shall be void; provided, however, that Sun will not unreasonably withhold consent to the assignment of this Agreement by Encore to a successor to Encore that succeeds to all of the business of Encore, by merger, operation of law, assignment, purchase or otherwise. For purposes of the preceding sentence, Sun shall not be deemed to have acted unreasonably in withholding its consent to an assignment where Sun determines in its sole discretion that the successor to whom Encore proposes to assign this Agreement is a competitor or potential competitor of Sun.

        9.12 Entire Agreement. This Agreement, together with its exhibits, constitutes the complete agreement and understanding between the parties regarding the subject matter hereof.

        9.13 Taxes and Duties. Any tariffs, duties and/or local, state or federal sales, excise, personal property or use tax, or any other similar tax or duties imposed by any government shall be assumed and paid by Encore. Each of Encore and Sun shall assume and be responsible for any tax or duty payable with respect to its income. Encore or any Sublicensee shall assume and pay any such taxes imposed in connection with any sublicense from Encore to a Sublicensee.

        9.14 Compliance with Export Regulations. Encore agrees that it will not export or re-export, and that it shall cause its Sublicensees not to export or re-export, the Licensed Materials and Encore Derivative Works, in contravention of the Export Administration Act of 1979, as amended, of the United States and any other statute or regulation promulgated by the United States government or the government of any state regarding export and re-export of products now in effect or hereafter adopted. Encore further agrees that it will obtain, and it will cause its Sublicensees to obtain, all export licenses required by said Act or laws and regulations, prior to such export or re-export. Encore shall cooperate fully with any Sublicensees to permit their compliance with the foregoing laws and regulations.

        IN WITNESS WHEREOF, this Agreement has been executed and entered into by the parties effective as of the Effective Date of this Agreement.


Sun Microsystems, Inc.          Encore Computer Corporation


By:                             By:
Printed Name:                   Printed Name:
Title:                          Title:


Attachments:
Exhibit A:      Addresses for Notice


                                     EXHIBIT A
                              Addresses for Notice

(a)     Encore:

        Encore Corporation
        6901 W. Sunrise Boulevard
        Fort Lauderdale, FL  33313-4499
        Attention:  Kenneth G. Fischer, Chairman and CEO
        Telecopy:  (954) 797-5618

        with a copy to:

        Choate, Hall & Stewart
        Exchange Place
        53 State Street
        Boston, MA  02109-2891
        Attention:  Cameron Read, Esq.
        Telecopy:  (617) 248-4000

(b)     Sun:

        Sun Microsystems, Inc.
        2550 Garcia Avenue
        MS: MPK10-212
        Mountain View, CA 94043-1100
        Attention: ________________
        Telecopy: ________________

        with a copy to:

        Fenwick & West LLP
        Two Palo Alto Square
        Palo Alto, CA  94306
        Attention:  David L. Hayes, Esq.
        Telecopy:  (415) 857-0361